MEASURMENT
   SPECIALTIES
---------


PRESS RELEASE

                                   12/20/2004

            MEASUREMENT SPECIALTIES EXECUTES DEFINITIVE AGREEMENT TO
                              ACQUIRE HUMIREL, SA

                       Frank Guidone, CEO - (973) 808-3020

             Boutcher & Boutcher Investor Relations - (973) 239-2878

FAIRFIELD, NJ, DECEMBER 20, 2004 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, announced today it has entered into a definitive agreement to acquire the stock of Humirel SA ("Humirel"), a designer/manufacturer of humidity sensors and assemblies based in France, for 19 million Euro, or $25.3 million ($23.4 million at close and $1.9 million in deferred payment). Furthermore, the sellers can earn up to an additional $6.3 million if certain performance hurdles are achieved. Management shareholders received $476,000 of the closing consideration in restricted stock, or 20,000 shares. The transaction is expected to close on or before December 23, 2005.

To support the financing of the transaction, the Company has entered into a new, $35 million five-year credit agreement with GE Commercial Finance, Commercial & Industrial Finance, comprised of a $20 million term loan and $15 million revolving credit facility. JPMorgan Chase Bank, N.A. and Wachovia Bank National Association participated in the syndication.

"I am extremely pleased to announce the acquisition of Humirel by MSI," commented Frank Guidone, Company CEO. "The combination of proprietary IP, rapid growth opportunities, strong margins and seasoned European management team make this an excellent addition to our portfolio. For calendar 2004, Humirel will post approximately $7.9 million in sales, a 64% increase over 2003. For MSI's Fiscal 2006 (beginning April 05), we expect Humirel to contribute $12 million to $15 million in sales and $2 million to $3 million in operating profit. Humirel's proprietary technology offers customers a combination of low cost, durability and high performance. Accordingly, we anticipate Humirel's annual growth rate will significantly exceed that of our core sensor business for several years. We will review the Humirel and recently announced MWS Sensorik acquisitions and their impact to Fiscal 2006 in a conference call later today."

Humirel (www.humirel.com), based in Toulouse, France, designs and manufactures humidity sensors and assemblies for automotive, heavy truck, HVAC and consumer products markets. The Company's products are used in OEM applications such as automotive windshield defogging, diesel engine performance and emissions management and control, and consumer durable goods humidity measurement, among others. End customers include several major European, US and Asian automakers, most major diesel engine companies and leading consumer HVAC and durable goods manufacturers.


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Jean-Francois Allier, Humirel CEO and principal shareholder commented, "Becoming a part of the MSI Sensors organization (the sensor business of MSI) is an exciting prospect for Humirel. As a global operating company it will solidify our presence in the worldwide market. The combination of access to capital and significant, identified synergies will help fuel our growth plans into the future."

The Company will host a teleconference to discuss the transactions and financing agreement this afternoon at 1:00 PM (Eastern Time). To participate please dial,
(800) 230-1766, International callers should dial (612) 332-0345. Interested parties may also listen via the Internet at: www.vcall.com. The call will be available for replay for 30 days through AT&T by dialing 800 475-6701 (US dialers), International callers should dial 320-365-3844 then enter access code 763022, at www.vcall.com, and on the company's website at www.msiusa.com.

ABOUT MSI.

Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products. The Sensor division, also known as MSI Sensors, produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, tilt, flow and distance. MSI Sensors uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively. The Consumer division produces OEM bathroom scales, Accutire(R) brand tire pressure gauges and other products.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating acquired businesses; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.

Measurement Specialties, Inc., 10 Washington Ave., Fairfield, NJ 07004-3877, USA


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